Exhibit 10.67

October 31, 2001

Robert Farias
3436 Verdugo Road, Suite 250
Glendale, CA 91208

Dear Robert,

With respect to the loan you, Robert Farias, a Texas resident, agreed to make to Vertical Computer Systems, Inc. ("VCSY") in the amount of $200,000 (the "Loan") on the terms set forth in the Promissory Notes and the Stock Pledge Agreement, you will immediately pay $100,000 directly to VCSY (the "First Installment") and deposit another $100,000 or cause to be deposited or credited concurrently with the transfer of the property (the "Second Installment") by November 7, 2001 to the account of Paradigm Sales, Inc. ("Paradigm") to be set aside for the purchase of certain assets of Adhesive Software by VCSY from Paradigm Sales, as set forth in the Asset Purchase Agreement, between VCSY and Paradigm, dated October 31, 2001. In the event that Paradigm is unable to make an effective transfer of the assets pursuant to the Asset Purchase Agreement, then the Second Installment of $100,000 shall not be transferred to us and only the first Promissory Note in the amount of $100,000 shall be valid and the second Promissory Note shall be cancelled.

If the foregoing meets with your approval, please sign in the space provided below. Thank you.


                                   Sincerely,

                                    /s/ Richard Wade
                                    ---------------------------
                                    Richard Wade, President
                                    Vertical Computer Systems, Inc.


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Robert Farias